EXHIBIT 15


          May 12, 1995


          To Mirage Resorts, Incorporated:

          We are aware that Mirage Resorts, Incorporated has incorporated by reference in its Registration Statements on Form S-3 (File No. 2-87138), on Form S-3 (File No. 2-92051), on Form S-3 (File No.
          2-96534), on Form S-3 (File No. 33-5693), on Form S-8 (File No. 33-16037), on Form S-3 (File No. 33-16572), on Form S-8 (File No.
          33-48394), on Form S-8 (File No. 33-63804), and on Form S-3 (File No. 33-50559) its Form 10-Q for the quarter ended March 31, 1995, which includes our report dated May 12, 1995 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of these registration statements or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

          Very truly yours,



          ARTHUR ANDERSEN LLP